As filed with the Securities and Exchange Commission on March 29, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Techpoint, Inc.

(Exact name of registrant as specified in its charter)

Delaware	80-0806545
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
2550 N. First Street, #550 San Jose, CA USA (Address of Principal Executive Offices)	95131 (Zip Code)

Techpoint, Inc. 2017 Stock Incentive Plan
(Full title of the plan)

Fumihiro Kozato
President and Chief Executive Officer
2550 N. First Street, #550
San Jose, CA 95131 USA

(408) 324-0588

(Name, address and telephone number, including area code, of agent for service)

With a copy to:

James J. Masetti, Esq.
Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street
Palo Alto, CA 94304 USA

(605) 233-4500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (6)
Japanese Depositary Shares: To be issued under the 2017 Stock Incentive Plan (2)	681,660 (4)	$17.88 (5)	$12,188,080.80	$1,517.42
Common Stock, $0.0001 par value per share: To be issued under the 2017 Stock Incentive Plan (3)	681,660 (4)	$17.88 (5)	$12,188,080.80
Total	1,363,320	-	$24,376,161.60	$1,517.42

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) also covers any additional securities that may be offered or issuable under the Techpoint, Inc. 2017 Stock Incentive Plan (the “2017 Stock Plan”) in connection with any stock split, stock dividend, recapitalization or any other similar transaction effected without receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)	Each Japanese Depositary Share represents one share of Common Stock.
(3)

Pursuant to Rule 457(i), no additional filing fee is payable with respect to the shares of Common Stock issuable upon cancellation of the Japanese Depositary Shares because no additional consideration will be received in connection with any such cancellation.

(4)	Consists of 681,660 shares of Common Stock available for issuance as a result of the annual increase on January 1, 2018 under the 2017 Stock Plan.
(5)

Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee, based upon the average of the high and low prices of the Japanese Depositary Shares as reported on the Mothers market on the Tokyo Stock Exchange on March 26, 2018, and converted into dollars at the average of ¥105.39 = $1.00 as quoted on March 26, 2018 by Bloomberg.

(6)	Rounded up to the nearest cent.

This Registration Statement shall become effective upon filing in accordance with Rule 462 of the Securities Act.

REGISTRATION OF ADDITIONAL SECURITIES

PURSUANT TO GENERAL INSTRUCTION E

The number of shares of Common Stock of Techpoint, Inc. (the “Registrant”) authorized for issuance as awards under the 2017 Stock Plan is subject to an annual increase on the first day of each fiscal year, for a period of not more than 10 years, beginning on January 1, 2018 and ending on January 1, 2027 in an amount equal to the lesser of (i) four percent (4%) of the outstanding shares of Common Stock on the last day of the immediately preceding fiscal year or (ii) if the Registrant’s board of directors (the “Board”) acts prior to the first day of the fiscal year, such lesser amount (including zero) that the Board determines for purposes of the annual increase for that fiscal year.

On January 1, 2018, the number of shares of the Registrant’s Common Stock authorized for issuance as awards under the 2017 Stock Plan was increased by 681,660 shares.  This Registration Statement on Form S-8 (this “Registration Statement”) registers these additional shares of the Registrant’s Common Stock.

The content of the previous Registration Statement on Form S-8 filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on October 25, 2017 (File No. 333-221096) is incorporated by reference into this Registration Statement pursuant to General Instruction E on Form S-8.  The securities registered by this Registration Statement are of the same class as the other securities for which the previous Registration Statement was filed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant pursuant to the Securities Act and the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(1) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Commission on March 14, 2018 pursuant to Section 13 of the Exchange Act.

(2) All other reports filed pursuant to Section 13(a) of 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (1) above.

(3) The description of the Registrant’s Common Stock and Japanese Depositary Shares contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on September 18, 2017, pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any portions thereof furnished by the Registrant, including but not limited to information furnished under Item 2.02 and Item 7.01 and any exhibits relating to Item 2.02 or Item 7.01 furnished under Item 9.01 of Form 8-K and any certification required by 18 U.S.C. § 1350) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Unless expressly incorporated into this Registration Statement, reports furnished on Form 8-K subsequent to the date hereof shall not be incorporated by reference into this Registration Statement, except as to specific sections of such reports that are filed or deemed filed as set forth therein.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.	Exhibits.

See Exhibit Index below.

EXHIBIT INDEX

Exhibit Number

4.1

Form of common stock certificate of the Registrant (filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-219992), and incorporated herein by reference) (the “Registrant’s Form S-1”)

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP

5.2	Opinion of Mori Hamada & Matsumoto

23.1	Consent of BDO USA, LLP

23.2	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in its opinion filed as Exhibit 5.1)

23.3	Consent of Mori Hamada & Matsumoto (included in Exhibit 5.2)

24.1	Powers of Attorney (included in signature pages hereof)

99.1	Techpoint, Inc. 2017 Stock Incentive Plan and forms of agreement thereunder (filed as Exhibit 10.3 to the Registrant’s Form S-1 and incorporated herein by reference)

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California on the 29th day of March, 2018.

TECHPOINT, INC.,
a Delaware Corporation

By:	/s/ Fumihiro Kozato
Fumihiro Kozato
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, constitutes and appoints Fumihiro Kozato and Yukiko Tegarden as his attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the securities under the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Fumihiro Kozato	President, Chief Executive Officer and Director	March 29, 2018
Fumihiro Kozato	(Principal Executive Officer)

/s/ Yukiko Tegarden	Chief Financial Officer	March 29, 2018
Yukiko Tegarden	(Principal Financial Officer)

/s/ Feng Kuo	Director	March 29, 2018
Dr. Feng Kuo, Ph.D.

/s/ Robert Cochran	Director	March 29, 2018
Robert Cochran

/s/ Fun-Kai Liu	Director	March 29, 2018
Fun-Kai Liu

/s/ Koji Mori	Director	March 29, 2018
Koji Mori

/s/ Yaichi Aoshima	Director	March 29, 2018
Dr. Yaichi Aoshima, Ph.D.